Exhibit 23.2

CONSENT OF KPMG S.P.A.

The Board of Directors

Cell Therapeutics, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cell Therapeutics, Inc./Novuspharma S.p.A. Stock Option Plan of our report dated August 6, 2003, with respect to the balance sheets of Novuspharma S.p.A., a development stage company, as of December 31, 2002 and 2001, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2002 and for the period from January 1, 1999 (inception) to December 31, 2002, which report appears in the Form 8-K/A of Cell Therapeutics, Inc. dated February 5, 2004.

/s/    KPMG S.P.A.

Milan

February 12, 2004